Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki (808) 665-5480 tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 2nd QUARTER 2015 RESULTS

KAPALUA RESORT, Hawaii, August 6, 2015 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $818,000, or $(0.04) per share, for the second quarter of 2015, compared to a net income of $477,000 or $0.03 per share for the second quarter of 2014. The Company reported revenues of $2.8 million and $5.0 million during the second quarters of 2015 and 2014, respectively.

In May 2014, the Company sold a 4-acre parcel and building that serves as the maintenance facility for the Kapalua Plantation Golf Course for $2.3 million. The sale resulted in a gain of $1.5 million.

For the six months ended June 30, 2015, the Company reported a net loss of $1.9 million or $(0.10) per share, compared to a net loss of $432,000, or $(0.02) per share, for the six months ended June 30, 2014. The Company reported revenues of $5.6 million and $7.5 million during the six months ended June 30, 2015 and 2014, respectively.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2nd quarter 2015 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended June 30,
	2015	2014
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate
Sales	$-	$2,300
Commissions	211	153
Leasing	1,422	1,409
Utilities	807	829
Resort amenities and other	325	318
Total operating revenues	2,765	5,009

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	-	835
Other	248	333
Leasing	611	586
Utilities	582	572
Resort amenities and other	265	190
General and administrative	487	543
Share-based compensation	143	153
Depreciation	555	587
Pension and other postretirement expenses	76	141
Total operating costs and expenses	2,967	3,940

OPERATING (LOSS) INCOME	(202)	1,069
Interest expense	(616)	(592)
NET (LOSS) INCOME	$(818)	$477
Pension, net of income taxes of $0	211	146

COMPREHENSIVE (LOSS) INCOME	$(607)	$623

NET (LOSS) INCOME PER COMMON SHARE --BASIC AND DILUTED	$(0.04)	$0.03

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate
Sales	$-	$2,300
Commissions	323	236
Leasing	2,837	2,721
Utilities	1,623	1,551
Resort amenities and other	776	670
Total operating revenues	5,559	7,478

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	-	835
Other	417	638
Leasing	1,149	1,136
Utilities	1,194	1,145
Resort amenities and other	479	471
General and administrative	1,069	868
Share-based compensation	692	295
Depreciation	1,113	1,171
Pension and other postretirement expenses	152	282
Total operating costs and expenses	6,265	6,841

OPERATING (LOSS) INCOME	(706)	637
Interest expense	(1,213)	(1,069)
NET LOSS	$(1,919)	$(432)
Pension, net of income taxes of $0	422	292
COMPREHENSIVE LOSS	$(1,497)	$(140)

NET (LOSS) INCOME PER COMMON SHARE --BASIC AND DILUTED	$(0.10)	$(0.02)